Legal Proceedings

Since February 2004, PIMCO, Allianz Global Investors of America L.P. (formerly known as Allianz Dresdner Asset Management of America L.P.), PEA Capital LLC
(an entity affiliated with PIMCO through common ownership) and Allianz Global
Investors Distributors LLC (an entity affiliated with PIMCO through common ownership), and certain of their affiliates, including the PIMCO Funds, the
Allianz Funds (formerly known as PIMCO Funds: Multi-Manager Series), and the
Trustees and employees of the PIMCO Funds, have been named as defendants in fifteen lawsuits filed in various jurisdictions. Eleven of those lawsuits concern "market timing," and they have been transferred to and consolidated for pre-trial proceedings in a multi-district litigation proceeding in the U.S.
District Court for the District of Maryland; the other four lawsuits concern
"revenue sharing" and have been consolidated into a single action in the U.S.
District Court for the District of Connecticut. The lawsuits have been commenced as putative class actions on behalf of investors who purchased, held or redeemed shares of the various series of the PIMCO Funds and the Allianz
Funds during specified periods, or as derivative actions on behalf of the PIMCO
Funds and Allianz Funds.

The market timing actions in the District of Maryland generally allege that certain hedge funds were allowed to engage in "market timing" in certain of the Allianz Funds and the PIMCO Funds and this alleged activity was not disclosed. Pursuant to tolling agreements entered into with the derivative and class action plaintiffs, PIMCO, the Trustees, and certain employees of PIMCO who were previously named as defendants have all been dropped as defendants in the market timing actions; the plaintiffs continue to assert claims on behalf of the shareholders of the PIMCO Funds or on behalf of the PIMCO Funds themselves against other defendants. By order dated November 3, 2005, the U.S.
District Court for the District of Maryland granted the PIMCO Funds' motion to dismiss claims asserted against it in a consolidated amended complaint where the PIMCO Funds were named, in the complaint, as a nominal defendant. The revenue sharing action in the District of Connecticut generally alleges that fund assets were inappropriately used to pay brokers to promote the Allianz
Funds and PIMCO Funds, including directing fund brokerage transactions to such brokers, and that such alleged arrangements were not fully disclosed to shareholders. On August 11, 2005 the U.S. District Court for the District of
Connecticut conducted a hearing on defendants' motion to dismiss the consolidated amended complaint in the revenue sharing action but has not yet ruled on the motion to dismiss. The market timing and revenue sharing lawsuits seek, among other things, unspecified compensatory damages plus interest and, in some cases, punitive damages, the rescission of investment advisory contracts, the return of fees paid under those contracts and restitution.

Two nearly identical class action civil complaints have been filed in August
2005, in the Northern District of Illinois Eastern Division, alleging that the plaintiffs each purchased and sold a 10-year Treasury note futures contract and suffered damages from an alleged shortage when PIMCO held both physical and futures positions in 10-year Treasury notes for its client accounts. The two actions have been consolidated into one action, and the two separate complaints have been replaced by a consolidated complaint. PIMCO is a named defendant, and the PIMCO Funds have been added as a defendant, to the consolidated action. PIMCO strongly believes the complaint (and any consolidated complaint filed hereafter) is without merit and intends to vigorously defend itself.

Certain series of the PIMCO Funds were recently served in an adversary proceeding brought by the Official Committee of Asbestos Claimants of G-I
Holdings, Inc. in G-I Holdings, Inc.'s bankruptcy in the District of New Jersey.
PIMCO was previously named in this lawsuit and remains a defendant. The plaintiff seeks to recover for the bankruptcy estate assets that were transferred by the predecessor entity of G-I Holdings, Inc. to a wholly-owned subsidiary in 1994. The subsidiary has since issued notes, of which certain series of the PIMCO Funds are alleged to be holders. The complaint alleges that in 2000, more than two hundred noteholders - including certain series of the
PIMCO Funds - were granted a second priority lien on the assets of the subsidiary in exchange for their consent to a refinancing transaction and the granting of a first priority lien to the lending banks. The plaintiff is seeking invalidation of the lien in favor of the noteholders and/or the value of the lien. On June 21, 2006, the District of New Jersey overturned the Bankruptcy
Court's decision giving permission to file the adversary proceeding and remanded the matter to Bankruptcy Court for further proceedings. On June 30, 2006, the plaintiff filed a motion to reconsider in the District Court.

The foregoing speaks only as of the date of this report. None of the aforementioned complaints alleges that any improper activity took place in the
Fund. PIMCO believes that these developments will not have a material adverse effect on the Fund or on PIMCO's ability to perform its investment advisory services on behalf of the Fund.